Registration No. _________

As  filed  with  the  Securities  and  Exchange  Commission  on  June 6,  2003

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ASIA PROPERTIES, INC.
                 (Name of small business issuer in its charter)

              NEVADA                         6552                     47-0855301
     (State  or  jurisdiction     (Primary  Standard           (I.R.S.  Employer
        of  incorporation       Industrial  Classification  Identification  No.)
        or  organization)             Code  Number)

   Daniel Mckinney, 114 Magnolia Street, Suite 400-115,  Bellingham, WA  98225
                                 (360) 392-2841
             (Address, and telephone of principal executive offices)

   Daniel Mckinney, 114 Magnolia Street, Suite 400-115,  Bellingham, WA  98225
                                 (360) 392-2841
            (Name, address and telephone number of agent for service)

                                   Copies to:
         M. Richard Cutler, 3206 West Wimbledon Drive, Augusta, GA 30909
              G. J. Armstrong, 250 H Street #123, Blaine, WA 98230

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration
statement  for  the  offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration
statement  for  the  offering.   [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box.   [   ]

                         CALCULATION OF REGISTRATION FEE

                                              AMOUNT       PROPOSED MAXIMUM   PROPOSED MAXIMUM   AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES            BEING        OFFERING PRICE     AGGREGATE          REGISTRATION
 TO BE REGISTERED                             REGISTERED   PER SHARE (1)      OFFERING PRICE     FEE

Common Stock, par value $.01 per share,
issuable under Equity Line of Credit            4,000,000  $ 1.40             $ 5,600,000      $  453.04


Common Stock, par value $.01 per share,
issuable to Placement Agent, Investor
and Legal Counsel                                 120,000  $ 1.40             $   168,000      $   13.60

Totals                                          4,120,000                     $ 5,768,000      $  466.64


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices on June 3, 2003 of $1.40.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

This  prospectus  relates  to  the  sale  of  up  to  4,120,000  shares  of Asia
Properties' common stock by certain persons who are, or will become, stockholders of Asia Properties. Please refer to "Selling Stockholders" beginning on page 16. Of that total, Cornell Capital Partners may sell up to 4,090,000 shares of common stock in this offering that it will receive pursuant to an Equity Line of Credit Agreement. Asia Properties is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

The  selling  stockholders  consist  of:

(1) Cornell Capital Partners, L.P., which intends to sell up to 4,090,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated May 20, 2003.

(2) TN Capital Equities, Ltd., which intends to sell up to 10,000 shares of common stock acquired as a placement fee in connection with the equity line of credit agreement.

(3) Cutler Law Group, our legal counsel, which intends to sell up to 20,000 shares of common stock acquired for legal services.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Asia Properties 98% of the lowest closing bid price of our common stock during the advance period under the Equity Line of Credit Agreement. Asia Properties has agreed to pay Cornell Capital Partners, L.P. a underwriting discount equal to 7% of each Advance under the Equity Line of Credit Agreement. In addition, Asia Properties has retained TN Capital Equities, Ltd., a registered Broker Dealer as the Placement Agent and has agreed to issue them 10,000 shares.

Our common stock is quoted on the Pink Sheets, over-the-counter maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "ASPZ". On May 20, 2003, the last reported sale price of our common stock was $2.25 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10.

With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The  date  of  this  prospectus  is  June 6,  2003.

                                TABLE OF CONTENTS

                                                                        Page No.

PROSPECTUS  SUMMARY                                                       8
THE  OFFERING                                                             8
SUMMARY  CONSOLIDATED  FINANCIAL  INFORMATION                            10
RISK  FACTORS                                                            11
FORWARD-LOOKING  STATEMENTS                                              16
SELLING  STOCKHOLDERS                                                    17
USE  OF  PROCEEDS                                                        18
DILUTION                                                                 18
EQUITY  LINE  OF  CREDIT                                                 19
PLAN  OF  DISTRIBUTION                                                   22
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION         24
DESCRIPTION  OF  BUSINESS                                                28
MANAGEMENT                                                               33
CERTAIN  TRANSACTIONS                                                    35
DESCRIPTION  OF  PROPERTY                                                35
LEGAL  PROCEEDINGS                                                       36
PRINCIPAL  SHAREHOLDERS                                                  36
MARKET  PRICE  OF  AND  DIVIDENDS  ON  THE  REGISTRANT'S  COMMON         38
EQUITY  AND  OTHER  SHAREHOLDER  MATTERS
DESCRIPTION  OF  SECURITIES                                              39
EXPERTS                                                                  41
LEGAL  MATTERS                                                           41
AVAILABLE  INFORMATION                                                   41
FINANCIAL  STATEMENTS                                                    F-1

As used in this prospectus, the terms "we," "us," "our," "the Company," and "Asia Properties" mean Asia Properties Corporation, a Nevada corporation. The term "selling shareholder" means Cornell Capital Partners, L.P., and TN Capital Equities, Ltd, both of which are offering to sell their shares of Asia Properties common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.001 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

THE  COMPANY

Asia Properties, Inc ("Asia Properties" "the Company", or API) was incorporated in the State of Nevada on April 6, 1998 in order to acquire residential and commercial real estate in Southeast Asia for resale or development. Asia Properties is a development stage company that does not as yet own any property and has not generated any revenues from operations. Shares of API currently trade on the Pink Sheets under the trading symbol ASPZ.

Asia Properties currently plans to conduct all of the following business activities: acquire, manage, and develop income-producing real property in Southeast Asia, acquire real property in Southeast Asia for long-term capital gains. Asia Properties' plan of operations also includes identifying suitable companies that own income-producing property for purposes of acquisition.

Our current place of business is 114 Magnolia Street, Suite 400-115, Bellingham, WA 98225. Our telephone number is (360) 392-2841

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Asia Properties. The selling stockholders consist of:

- Cornell Capital Partners, L.P., which intends to sell up to 4,090,000 shares of common stock to be issued under a Placement Agent Agreement in connection with the Equity Line of Credit Agreement, dated May 20, 2003.

- TN Capital Equities, Ltd, who intends to sell up to 10,000 shares of common stock acquired in connection with the Equity Line of Credit Agreement.

- Cutler Law Group, who intends to sell up to 20,000 shares of common stock acquired in connection with legal services.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5,000,000. Cornell Capital Partners, L.P. will purchase the shares of common stock for 98% of the lowest closing bid price of our common stock during the 5 trading days immediately following notice of our intent to make an Equity Line draw. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. We also issued 90,000 shares of common stock Cornell Capital Partners, L.P. upon execution of the Equity Line of Credit Agreement, and 10,000 shares of common stock to TN Capital Equities, Ltd., a registered Broker Dealer upon execution of a Placement Agent Agreement. TN Capital will serve as the placement agent to act as our exclusive agent in connection with the Equity Credit Line. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON  STOCK  OFFERED:               Up  to  4,120,000  shares

COMMON  STOCK  OUTSTANDING
BEFORE  THE  OFFERING(1)              6,720,782  shares

COMMON  STOCK  OUTSTANDING
AFTER  THE  OFFERING                  Up  to  10,740,782  shares

USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of stock by any of the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used to finance acquisitions and general working capital purposes. See "Use of Proceeds."

Initially we intend to utilize funds raised through the Equity Line of Credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land acquire a 100% interest in 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach for a purchase price of 404,000,000
(Thai) Baht (approximately US $9,500,000). Asia Properties will issue 1,000,000 shares of its common stock to the owner equivalent to its equity in the land of 224 million Baht and the remaining 180 million Baht (approximately US $4,250,000) will be paid in cash.

RISK  FACTORS

The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

DIVIDEND  POLICY

We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

NATIONAL  QUOTATION  BUREAU  PINK  SHEETS  TRADING  SYMBOL:

ASPZ

 (1)  Based  on  shares  outstanding  as  of  March  31,  2003.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                           STATEMENT OF OPERATION DATA

                                     Accumulated from
                                     April 6, 1998
                                       (date of inception)
                                     to December 31, 2002
                                     ---------------------

Revenues                                                -
General and Administration Expenses             1,772,730
Net Income                                     (1,629,421)
Net Income (Loss) Per Share                         (0.05)

                               BALANCE SHEET DATA
                                December 31, 2002

Cash                                                      32
Investment in Shares                                  20,000
Property, Plant and Equipment                          7,639
Total Assets                                          44,171

Accounts Payable                                       1,366
Accrued Liabilities                                    5,000
Due to Related Parties                               107,744
Total Liabilities                                    114,110

Share Capital                                          6,601
Additional Paid-in Capital                         1,402,883
Donated Capital                                      150,000
Deficit Accumulated During the Development Stage  (1,629,423)

                                  RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

We  are  affected  by  the  risks  associated  with  a  new business enterprise.

Asia Properties was formed to take commercial advantage of the real estate cycle, currently at a very depressed stage, in Thailand and the rest of Southeast Asia. The future results of operations of Asia Properties are heavily dependent on our management's ability to successfully obtain capital and purchase the targeted real estate at reasonable prices. We cannot be sure that we will ever become profitable, or that we will ever provide any return on invested capital. The likelihood of our success should be considered relative to the problems frequently encountered in connection with the operation and development of a new business and the competitive environment in which it operates.

We have incurred operating losses and may continue to incur losses for the foreseeable future.

We have a very limited operating history and have not, as yet, earned any revenues from operations. We may never earn revenues or be profitable or, if we do become profitable, we may be unable to sustain profitability. In addition, we may experience fluctuations in future operating results due to a variety of factors including the following:

-     general  economic  conditions,
-     specific economic conditions in Thailand, and other countries in Southeast
Asia,
-     capital  and  other  costs  relating  to  the  expansion  of  operations,
-     epidemics  of  disease  such  as  SARS

We cannot assure you that our operations will generate sufficient revenues to become profitable.

We  must  seek  additional  financing  or  curtail  our  operations.

Our capital requirements have been and will continue to be significant as we attempt to begin a new real estate development business that requires substantial amounts of capital. We must seek additional financing or substantially reduce, or even curtail, our operations and/or expansion plans. Specifically, the number of properties we may acquire and the diversification of our intended investments will be reduced to the extent that we are unable to raise additional capital.

Possible  future  dilution  of  stock

We may raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock will dilute existing stockholders. We may issue securities with rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Additional  financing  may  not  be  available

We cannot guarantee that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. Even if we are able to expand our business, we cannot provide certainty that we will be successful or that investors will derive a profit from an investment in our equity.

Possible  loss  of  management  control

We may, at some time, consider a financing in which we would issue as consideration for the capital invested, an amount of our authorized but unissued common stock, that would, upon issuance, result in a majority of the voting power being transferred to the investor(s). This could potentially result in the new shareholder(s) acquiring control of the Company and persons unknown could replace the Company's management

The  success  of  Asia  Properties  is  dependent  on  its  key  personnel.

We are substantially dependent on the continued work of Daniel S. McKinney. We presently do not have an employment contract with any other individualIf Mr. McKinney were unable or unwilling to continue in his present position, our financial condition and results of operations could be harmed.

No  key  person  insurance.

Management functions of Asia Properties, Inc. are substantially performed by directors or officers of the Company (at present, Daniel S. McKinney). The company does not contemplate acquiring key-person insurance for Mr. McKinney or any other personnel at this time.

Investors  in  our  shares  will  probably not derive any profits from dividends

We have never paid a cash dividend on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the near future. We believe it is better for us to to retain earnings, if any, to fund growth and expansion. Under Nevada law, a company is prohibited from paying dividends if the Company, as a result of paying such dividends, would not be able to pay its debts as they come due, or if the Company's total liabilities and preferences to preferred shareholders if any exceed total assets. Any payment of cash dividends of our Common Stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our Board of Directors deems relevant.

If our stock price is volatile, we may become subject to securities litigation which is expensive and could result in a diversion of resources

In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Any litigation arising from the volatility in the price of our common stock could divert management resources and harm our business.

Trading  of  Asia  Properties  capital  shares  may  be  inactive.

Although our capital shares are presently publicly traded on the Pink Sheets, our capital shares are not presently quoted on the NASDAQ system or any other exchange. Based on the historical trading information of our common stock, there may not be or develop an active trading market for our capital shares. To the extent that trading develops in our capital shares, there could be an extremely limited trading market and very little liquidity. Although we cannot guarantee we will be successful, we intend to seek a listing on the Over-the-counter Bulletin Board maintained by Nasdaq if we can meet the qualifications.

The trading market for our capital shares will be adversely affected if the SEC's "penny stock" regulations continue to apply to our capital shares.

Our securities are considered low-priced or "designated" securities under rules promulgated under the Securities and Exchange Act Penny Stock Regulations. Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Our capital shares do not at present currently qualify for those exemptions since they are traded only through the National Quotation Bureau Pink Sheets. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risk associated with the penny stock market as well as other detailed information. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Therefore, as long as our stock is subject to the penny stock rules, investors may find it more difficult to sell their securities.

We  do  not  currently  own  real  estate.

We do not currently own any specific real estate properties. Although we have entered into one letter of intent, we cannot be certain that we will be able to acquire suitable real estate in a timely manner or at all. Failure to acquire real estate will prevent us from continuing to operate as we anticipate.

We will not be successful if we are unable to purchase real estate interests at reasonable prices.

Our success is dependent on our ability to acquire real estate interests at reasonable prices supported by third party independent appraisals. Our business will fail if we are not able to acquire real estate interests at reasonable prices in Southeast Asia. We have experienced appraisers within our management team, however, we cannot be certain that any properties will be offered at reasonable prices.

The costs of property, labor and materials necessary to develop properties may escalate.

The cost of property in Southeast Asia may escalate or rebound suddenly, making purchases too expensive, and the cost of labor and certain materials may increase beyond our expectations. Such increases, should they occur, would make it difficult or impossible for Asia Properties to continue as a going concern.

We  are  presently  dependent  on  loans  from  management  for  existence.

We are currently dependent on loans from management to pay current administration expenses necessary for our business to continue. Should management (particularly Mr. McKinney) not be able to continue making such loans, our ability to continue as a going concern could be hampered.

We  do  not  have  a  policy  limiting  debt.

We do not have a policy limit on the incurrence of debt. The absence of such a policy can result in the incurrence of debt that could be unmanageable and could seriously impair our ability to continue to operate or prevent us from continuing to operate.

Our operations and financial condition may be adversely affected by changing or deteriorating political situations in Thailand and Southeast Asia.

Future political and economic instability in Thailand could have an adverse effect on our business and results of operations. Particular attention should be paid to the fact that the land we plan to acquire in Thailand will be governed in Thailand by a political, economic and legal environment that differs significantly from that which prevails in the United States. Thailand has experienced several changes of government and changes in its political system since World War II. We cannot make assurances that Thailand's current government or political system will continue unchanged for the foreseeable future. We also cannot make assurances that any future change in the government will be the result of democratic processes.

Our operations and financial condition may be adversely affected by the status of the Southeast Asian economy.

Although Southeast Asia's economy has been characterized in the past decade by high growth rates, in 1996 and particularly in 1997, economic growth slowed in relation to historical levels. In late 1997 and through 2002, Southeast Asia experienced significant economic weakness, resulting primarily from declines in the property and finance industries, a sharp reduction in financial liquidity and a general deterioration in investor confidence. Inflation in countries of Southeast Asia has recently decreased and interest rates have fallen considerably in the region. Asia has recently suffered by the SARS epidemic with such cities as Hong Kong and Singapore being most notably affected.

Factors  affecting  Southeast  Asia  may  harm  the  Company.

The  following  factors  may  adversely  affect  our  business:

-     Possible  deterioration  of  the  economy  in  Southeast  Asia  generally,

- Possible rise in interest rates and inflation of Southeast Asian countries,

- Possible lack of liquidity and stability in the Southeast Asian finance industries in which we plan to operate,

-     Possible  outbreaks  of  epidemics  such  as  SARS

-     Possible  terrorist  attacks  in  the  region

- Additional factors including measures taken by the government of the Southeast Asian countries, in which we plan to operate, in response to evolving negative conditions.

Our results of operations could be affected by risks associated with the exchange rate fluctuations of the Thailand Baht and other Southeast Asian currencies.

We plan to establish a subsidiary company in Thailand that will maintain a portion of our cash in Thai Baht and make investments in Thai Baht denominations. Our results of operations, which will be accounted for in U.S. dollars, will therefore be affected by risks associated with the exchange rate fluctuations concerning the Thai Baht.

Furthermore, we cannot assure you that the value of the Thai Baht or the currencies of the other Southeast Asia countries in which we plan to operate will not decline, increase or continue to fluctuate against the U.S. dollar. Adverse economic conditions in Thailand and the region to the devaluation of the Thai Baht beginning in 1998 may have an adverse effect on us. Fluctuations of the value of the Thai Baht or the currencies of other Southeast Asian countries in which we plan to operate relative to the U.S. dollar may cause us to recognize material foreign exchange losses which could adversely affect our results of operations and financial condition. We may from time to time hedge our currency positions to attempt to avert any adverse consequences of exchange rate fluctuations. However, we cannot be sure that we will be able to successfully hedge our exchange rate exposure or that we will be able to hedge the exposure at a satisfactory cost.

                           FORWARD LOOKING STATEMENTS

RISKS  ASSOCIATED  WITH  FORWARD-LOOKING  STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned acquisition and marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will attract customers, that there will be no material adverse competitive or regulatory change in conditions in our business, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting our business. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in this "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of development and maintenance, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $5,000,000 of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Asia Properties, except as follows:

Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners, L.P. nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on May 20, 2003.

TN Capital Equities, Ltd. is a registered broker/dealer that has been retained by us. It has provided advise to us in connection with the Equity Line of Credit. For its services, we issued 10,000 shares of our common stock. John Steinmetz, President of TN Capital Equities, Ltd., makes the investment decisions for TN Capital Equities, Ltd.

Cutler Law Group is our legal counsel. For their services, we issued 20,000 shares of our common stock. M. Richard Cutler, President of Cutler Law Group, makes the investment decisions for Cutler Law Group.

                                         Percentage of                                Percentage
                       Shares bene-     outstanding shares      Shares to be           ownership
Selling                ficially owned   beneficially owned      acquired under the       after
Stockholders          before offering (1) before offering       line of credit         offering
------------          -------------     ----------------        -----------------   -------------
Cornell Capital
Partners, L.P. Equity
Line of Credit         Nil               Nil                    Up to 4,000,000       Up to 37.3%
Cornell Capital
Partners, L.P.
Compensation              90,000         1.34%                  Nil                         0.77%
TN Capital Equities,
Ltd.                      10,000         0.15%                  Nil                         0.085%
Cutler Law Group          20,000         0.30%                  Nil                         0.17%

(1) Percentage of outstanding shares is based on 6,720,782 shares of common stock outstanding as of March 31, 2003 together with the shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership. The Equity Line of Credit provides that Cornell Capital Partners may not acquire or hold more than 9.9% of our common stock at any given time.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use for general working capital purposes, including, among other things, funding anticipated future acquisitions. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 98% of the lowest closing bid price of our common stock on our then-applicable capital market for the 5 consecutive trading days immediately following the advance date (the date we request payment under the Equity Line of Credit Agreement).

If we are able to draw down the full amount of the equity line of credit, we will receive net proceeds of $4,650,000, reflecting the 7% discount payable to Cornell Capital Partners.

Initially we intend to utilize funds raised through the Equity Line of Credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land acquire), a 100% interest in 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach for a purchase price of 404,000,000
(Thai) Baht (approximately US $9,500,000). Asia Properties will issue 1,000,000 shares of its common stock to the owner equivalent to its equity in the land of 224 million Baht and the remaining 180 million Baht (approximately US $4,250,000) will be paid in cash .

DIVIDEND  POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

                                    DILUTION

The net tangible book value of Asia Properties as of December 31, 2002 was ($69,939) or ($.10) per share of common stock outstanding as of March 31, 2003. Net tangible book value is determined by dividing the tangible book value of Asia Properties (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Asia Properties, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. Because of the 98% percent of bid price discount, we anticipate that there will be substantial dilution upon issuance of shares under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 4,000,000 shares of common stock for a total purchase price of $5 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 98% of the lowest closing bid price on the Pink Sheets, over-the-counter market or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners, L.P.
intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance.
Cornell Capital will retain 7% of each Equity Credit Line Advance. Asia Properties can only request an advance if the Company's shares are trading on an exchange requiring full SEC reporting such as the NASD (OTC) Bulletin Board. Asia Properties cannot request an advance while the Company's shares trade on the Pink Sheets.

MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

COMMITMENT PERIOD. The Commitment period is 24 months. We may request an advance at any time during the commitment period. However, Asia Properties may only request an advance if the Company's shares are trading on an exchange requiring full SEC reporting such as the NASD (OTC) Bulletin Board. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $5 million or (ii) two years after the effective date of the accompanying registration statement.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $5.0 million. The maximum amount of each advance is equal to $175,000.00 per Advance Notice. In addition, in no event shall the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $1.00 per share, then we would issue 5,000,000 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 43% of our outstanding capital stock upon issuance. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Purchase Price              $      1.00   $     2.00   $     3.00   $     4.00   $     5.00
Number of Shares required
to draw full draw down
equity line of credit (1)     5,000,000    2,500,000    1,666,667    1,250,000    1,000,000
1,Total Outstanding(2):      11,720,782    9,220,782    8,187,449    7.970.782    7.720,782
Percent Outstanding(3):            42.7%        27.1%        20.4%        15.7%        12.9%

----------------
(1) Represents the number of shares of common stock to be issued to Cornell Capital Partner, LP under each scenario as a percentage of the total amount outstanding under such scenario.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partner, LP.
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Asia Properties by electing its or their own directors.

REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $30,000 consisting primarily of professional fees incurred in connection with registering 4,120,000 shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital equal to 7% of each advance.

USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of Asia Properties' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on over-the-counter market maintained by Nasdaq or in any other market on which the price of Asia Properties 's shares of common stock are quoted (we cannot place shares to them under the Equity Line of Credit as long as we remain on the Pink Sheets) or (ii) in transactions otherwise than on the over-the-counter market maintained by Nasdaq or in any other market on which the price of Asia
Properties 's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Asia Properties' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 98% of the lowest closing bid price of Asia Properties common stock on the over-the-counter-bulletin board maintained by Nasdaq or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. On each Advance Date, we shall pay to Cornell Capital Partners, L.P., 7% of each Advance as an underwriting discount. In addition, we have issued to Cornell Capital Partners, L.P. a total of 90,000 shares of our common stock. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000, a commitment fee of $90,000 payable in 90,000 shares of our common stock, a placement fee of 10,000 shares of our common stock and a 7% underwriters discount of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Asia Properties while such selling shareholders are distributing shares covered by this prospectus. Accordingly, , Cornell Capital Partners and its affiliates can not engage in any short sales. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ASIA PROPERTIES AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

The following management discussion should be read together with the Asia Properties, Inc. financial statements included in this prospectus. See "Index to Financial Statements" at page F-1. Those financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America.

General  Overview

Asia Properties, Inc. is a development stage company which was incorporated in 1998. Asia Properties plans to invest in real estate business in Southeast
Asia. Asia Properties will initially devote most of its efforts toward organization and fund raising for planned Asian and Southeast Asian real estate investments, and no revenues have yet been generated from any such operations. Asia Properties has experienced recurring losses from operations since its inception and as of December 31, 2002, Asia Properties has had a working capital deficit of $97,578 and an accumulated deficit from operations of $1,615,923. As noted in the independent audit report for the audited Asia Properties financial statements included in this prospectus, these factors raise doubt about the ability of Asia Properties to continue as a going concern. Realization of a the Company's business plan is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. This is because we have not generated any revenues since inception. Our only other source for cash at this time is through investments. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money through the Equity Line of Credit referenced in this prospectus. There is no assurance that we will be able to raise enough money to stay in business or achieve our plan to acquire the property as described herein. If we do not raise all of the money we need, we will have to find alternative sources such as a private placement of securities, or loans from our officers or others. At present, we have not made any arrangements to raise additional funds, other than through the Equity Line of Credit. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Results  of  Operations

From  Inception  on  April  6,  1998  to  December  31,  2002

During the period from April 6, 1998 (date of inception) to December 31, 1998, Asia Properties generated no revenues from operations and raised net cash through financing activities of $641,600 from private placements of its common stock as follows: a total of $234,547 was raised during the year ended December 31, 1999, $55,140 was raised for the year ended December 31, 2000, and $351,913 was raised for the year ended December 31, 2001. There were no cash flows from financing activities during 2002. As of December 31, 2002, Asia Properties had cash and cash equivalents of $57,671.

Our general and administrative expense for the period of April 6, 1998 (inception) to December 31, 2002 was our primary expenses during this period and was a total $1,772,730. Our general and administrative expenses effectively became our net loss for the period with a net loss per share of approximately $0.27 for the period from inception to December 31, 2002.

Plan  of  Operations

Asia Properties plans to acquire, manage, and develop income-producing real property in Southeast Asia and acquire real property in Southeast Asia for long-term capital gains. Asia Properties' plan of operations also includes identifying suitable companies that own income-producing property for purposes of acquisition. Our immediate goal is to acquire and develop a 46 acre freehold property on Mai Khao beach in Phuket, Thailand

When possible through financings such as the Equity Line of Credit or through negotiations on purchases, we intend to use our common stock to finance acquisitions and retain as much cash as possible for working capital and development purposes.

Liquidity  and  Capital  Resources

Asia Properties is a development stage company which has not generated any revenues from operations and has experienced recurring losses from operations since its inception. As of the date of this registration statement, we have yet to generate any revenues from our business operations. As of December 31, 2002 we had sustained operating losses of $1,629,432.

Until such time as successful realization of the Cornell Capital Line of Credit, Asia Properties will be dependent on loans from management to pay current general and administration expenses. In July 2000, Asia Properties received loans from Daniel S. McKinney and Nicholas St. Johnston, executive officers and directors of Asia Properties, and their affiliated entities in the total amount of approximately $411,348. These loans were payable on demand. Asia Properties was unable to repay the loans in cash and therefore issued shares of common stock in repayment of the loans. This shareholder loan was converted to additional shares of 411,348 on December 29, 2000 at a price of $1.00 per share. Daniel McKinney, a director loaned $42,337 to API in 2001 and $58,908 in 2002 for general expenses and operations.

Presently, we have virtually no cash available for working capital. As of December 31, 2002, we had accounts payable of $1,366 and other accrued liabilities, other than related party loans, of $5,000.

Asia Properties, Inc. has signed a formal Equity Line of Credit Agreement with Cornell Capital Partners L.P., pursuant to which the Company can sell as much as $5,000,000 of shares of common stock to Cornell. This transaction is described in more detail under "Equity Line of Credit.". Cornell Capital Partners, L.P., is a domestic company that makes direct investments in small to-mid-sized publicly traded companies in emerging markets. Cornell Capital has committed to purchase up to $5,000,000 of Asia Properties common stock from time to time over the course of 24 months following the effectiveness of the registration statement of which this prospectus is a party.

Initially we intend to utilize funds raised through the Equity Line of Credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land acquire from the owner a 100% interest in 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach for a purchase price of 404,000,000 (Thai) Baht (approximately US $9,500,000). Asia Properties will issue 1,000,000 shares of its common stock equivalent to equity in the land of 224 million Baht and the remaining 180 million Baht (approximately US $4,250,000) will be paid in cash.

Principle funding sources are expected to come from United States based private equity markets and European private equity markets, which see the opportunity to develop a useful and beneficial support network for a very large movement of investment capital into Southeast Asian.

Additional funding is expected to be raised through funds, both general investment funds as well as specialist real estate and Asian targeted funds. Mortgage and other debt instruments will be raised to support the investments and ensure a high return to the investments. Asia Properties will seek to maintain an equity to debt ration within internationally accepted levels.

Our acquisition strategy will, to a certain extent, be dependent on our ability to secure the Equity Line of Credit financing from Cornell Capital Partners, L.P. We are also seeking alternative sources of financing. If we are not able to secure substantial financing in a reasonable period of time, including what we can raise through the Equity Line of Credit, it is unlikely that we will be able to acquire the Thai property referenced above or to initially implement our acquisition strategy.

Foreign  currency

Asia Properties prepares its financial statements using U.S. dollars as the reporting currency. However, some transactions are conducted in Thailand currency - Baht, which is the functional currency. Transactions in Baht are translated into U.S. dollars as the financial reporting currency. Foreign currency transactions are translated at the applicable rates of exchange prevailing at the dates of the transactions. Assets and liabilities are denominated at applicable rates prevailing at the balance sheet date.

Currently, the exchange rate of Baht to U.S. dollars is relatively stable and Asia Properties does not expect any major fluctuation in the currency rate which would affect the comprehensive income result of exchange gains and losses.

Inflation

Asia Properties intends to acquire and develop real estate projects in Southeast Asia. Real estate values are inflation sensitive and fluctuate from time to time, depending on factors such as the general economic conditions in Southeast Asia. Asia Properties believes that the real estate values in Southeast Asia are currently low. Any future inflation in real estate values will affect Asia Properties' planned real estate development operations.

Capital  Stock

(a) During fiscal 1999 the Company issued 70,834 common shares, having a value of $234,547, to various consultants and employees as stock based compensation. This amount was charged to operations in fiscal 1999.

(b) During fiscal 2000 the Company issued 438,100 common shares for having a total value of $332,729 to various consultants and employees as stock based compensation. This amount was charged to operations during fiscal 2000. Of these shares issued the Company caused 30,000 common shares to be cancelled at no cost to the Company and returned to treasury during fiscal 2001.

(c) During fiscal 2000 the Company issued 133,248 common shares having a value of $133,348 to settle debt.

(d) During fiscal 2001 the Company issued 60,000 common shares having a value of $36,000 for consulting services. The Company also issued 58,000 common shares having a value of $21,260 to settle debt.

New  Accounting  Standards

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and will be effective for all fiscal quarters for all fiscal years which began after June 15, 2000. This standard established accounting and reporting standards for derivative financial instruments and for hedging activities.

                             DESCRIPTION OF BUSINESS

Nature  of  Business:

We plan to acquire income-producing resort and commercial and residential real estate in Southeast Asia. Our focus of acquisition will be in major city centers and resort locations in Southeast Asia including: Thailand: Bangkok, Pattaya, Phuket, Hua Hin. Koh Samui Indonesia: Jakarta, Bali.

The types of property     we plan to acquire will include: high rise residential
apartment and condominium blocks, high rise office towers, service apartment buildings, hotels and resorts.

On February 28, we engaged the consulting services of Geoff Armstrong, through his company, World Web Publishing.com Corp. Mr. Armstrong will perform the duties of secretary to Asia Properties. He will assist the Company with the preparation and maintenance of all internal corporate documentation. He will assist with the initial preparation of all required regulatory documents and will perform additional duties at the reasonable instruction of the President.

We  have  no  other  employees.

Property  Investment  Plans

Through our subsidiary, Asia Properties (Thailand) Ltd, "API(T)", we plan to make investments in properties that have the following attributes:

     We or API(T) must be able to acquire a freehold interest or an interest known in the United States. as "fee simple". This will give the owner the outright possession and use of the land, to dispose of the land as he or she wishes to sell it, give it away, trade it for other things, lease it to others, or pass it to others upon death.

The Property must have considerable capital appreciation potential and rental income to be cash flow positive within twelve months of acquisition.

     If under construction, the property must be at a substantial discount to cost or if completed, must have a substantial potential for improvement.

We will primarily consider a property's capital appreciation potential and business cash flow models before investing in a particular property. We plan to use the latest valuation techniques to bid competitively for properties. We expect to maximize the best possible rental return or cash flow on each property that is purchased by aggressively marketing the properties. We plan to initially purchase raw land to develop a beach resort in Phuket.

We expect to retain ownership of properties we purchase and develop their full potential. Nonetheless, in an effort to obtain the maximum possible gain from each property, we will consider selling our properties only when the economic benefit to us warrants that action.

THE  ROYAL  ANDAMAN  BEACH  RESORT

We have signed a Memorandum of Understanding ("MOU") with a real estate limited liability corporation based in Bangkok, organized under the laws of Thailand, whereby we will acquire a 100% interest in 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach for a purchase price of (Thai) Baht 404,000,000 (approximately US $9,500,000

The parties will negotiate a definitive agreement (the "Definitive Agreement") incorporating the principal terms of the contemplated transaction as set forth in the MOU which will include any other terms and provisions, including appropriate representations and warranties, of a more detailed nature as the parties may agree upon. The Definitive Agreement is subject to board and shareholders approval for API.

The purchase price is payable as follows: We will issue 1,000,000 shares of our common stock to the owner which will be valued equivalent to equity in the land of 224 million Baht (approximately US $5,300,000 or $5.30 per share). We will pay 180 million Baht (approximately US $4,250,000) in cash.

Following execution of the MOU, we had a due diligence period which ended on March 30, 2003, which gave us the right to conduct a full due diligence. The owner will provide all relevant information on their property, including a recent property evaluation, tax records, and land title, business records and any other information which we reasonably requested.

Upon the satisfactory completion of the purchase of this property, we intend to secure additional funding for the development of a resort on the property "The Royal Andaman Beach Resort".

The  Royal  Andaman  Beach  Resort  Overview

We intend The Royal Andaman Beach Resort, to be our flagship resort. We will target The Royal Andaman Beach Resort to be one of the premier resort hotels destinations, adjacent with other resorts in Phuket such as the Amanpuri, Banyan Tree, and the new JW Marriott resort. Located on Mai Khao beach and just 15 minutes from Phuket International airport, The Royal Andaman Beach Resort will offer white coral sand beaches, turquoise blue waters above a rich coral reef, all set in a lush tropical coconut grove.

In keeping with the nature of the island, we plan to offer 250 private villas and rooms distributed around the 46 acres of tropical gardens. Each villa will be secluded from neighboring villas with the aid of the natural vegetation. Although each of the villas will contain all of the luxuries of the best five star deluxe resort, utmost care will be taken with every detail to maintain a level of environmental-friendliness and 'green consciousness' to work intimately with nature. Although delays could occur, we plan to build the Royal Andaman Beach Resort over a period of 12-18 months, with the first phase expected to be completed by mid 2005

We plan to commence development of Phase I in the second quarter of 2004, subject to building permit consents. This phase will comprise the development of a luxurious resort of 150 villas, both studio and one bedroom suite models.

Once Phase I is under way, it is our intention to develop 100 deluxe 4-5 bedroom villas offering an opportunity for either partial ownership or for outright purchase, all set within the same exclusive resort enclave and offering the benefits of many resort's facilities. In this way, we expect to capitalize upon the enhanced value of the real estate land resulting from the creation of the resort. We also may be able to fund development costs out of pre-sales. Additionally, we expect to benefit from management income produced by actively maintaining, managing and renting the completed villas on behalf of individual owners.

Market  Demand

There is a growing demand from international visitors for high end destination resorts in the South East Asian region, which is regarded as offering exceptional value for money and with excellent infrastructure (modern facilities, serviced by modern airlines and reliable service), who bring with them hard currency and high levels of repeat business.

LOW COSTS - Thailand generally experiences relatively low labor costs for both construction and operations of five star hotels compared to many other regions providing an additional natural hedge against local currencies (income in hard currency vs. expenses in soft currency)

SALES & MARKETING - We will benefit from a highly targeted sales, marketing and distribution network through sales offices and partnerships in our major feeder markets (UK, Japan, Australia, USA and Thailand) as well as through relationships with hundreds of travel agents and upscale tour operators. We plan to utilize the internet and magazines with articles and selective media coverage to promote the resort.

The demand for the high level luxury resort experience in Asia has shown resilience to the economic misfortunes of the region, due in part to the strength of hard currency source markets, particularly from Europe and the USA.

- Asia is perceived to offer significantly more value for money and a better overall exotic resort experience due to varied cultural and shopping activities available, than other traditional international resort and winter destinations such as the Caribbean.

- Low building costs and low hotel operating costs are further reduced by being expensed in soft currencies, while the vast majority of income is in hard currency due to US dollar pricing policies. This will help to provide natural protection against foreign exchange exposure.

Thailand  Tourism

The tourism industry in Thailand has recorded consistent growth. Visiting Thailand is generally seen to be a far less costly and a better value-for-money option than other resort destinations in Asia. This has been further assisted by the continuing currency devaluation of the Thai Baht which has considerably strengthened foreign buying power of visitors

Phuket is one of the more popular resort destinations in Thailand and already enjoys an established international recognition, and at the same time, possesses considerable potential for further growth.

Phuket-  An  International  Destination

Phuket is considered to be a well established international resort destination with a strong demand for growth. Phuket is conveniently linked to Europe and overseas countries provided via Phuket International Airport.

Renovations to expand the Phuket International Airport have recently been completed. In addition, the island's road system has being extensively improved, with a new highway between the airport and the main resorts. The local authorities are developing a new convention center in order to induce more tourism and business tourism to Phuket. The expansion of Phuket International Airport, improvements in infrastructure as well as new tourist attractions are expected to provide a positive impact and a renewed impact on the sustained growth of tourism in Phuket. In the past decade, tourism has become the biggest earner for the area, and continues to grow with more than 3 million visitors every year.

Phuket is the largest island in Thailand. At 543 square kilometers, it is about the same size as Singapore. Just over an hour's fight from Bangkok or Singapore, and with daily connections to most major Asian airports, Phuket is an ideally situated vacation destination.

Phuket borders Phangnga Bay to the north and is joined to the mainland of Thailand by the Sarasin Bridge. To the south and west lies the Andaman Sea and the Krabi Sea to the east. Based upon data from the Tourism Authority of Thailand, Phuket currently offers approximately 20,000 hotel rooms, ranging from family run guest houses to luxurious five star resorts. Phuket lies Some 8 north of the Equator, and is well below the latitudes of destructive tropical storms, Phuket's tropical climate is tempered by cool northeasterly breezes from November to March, and by fresh on-shore winds in summer months.

Mai Khao Beach combined with Nai Yang beach, is almost 17 kilometers long. It is largely deserted with only a few bungalow complexes, a campsite, and the brand new Marriott resort located here. Our new Royal Andaman Beach Resort will be located within a few kilometers of the Marriott.

Mai Khao offers peace and serenity for the independent traveler, close access to the airport and to the mainland province of Phang Nga. It is on this beach that giant sea turtles struggle ashore between November and January to lay their eggs.

The Andaman Sea, separated from the Bay of Bengal by the Andaman-Nicobar Ridge, is part of the Indian Ocean. Thailand's Andaman coast extends for 870 km from the Surin Islands on the northern border with Burma to Tarutao National Park on the southern border with Malaysia. Hundreds of islands are accessible to small craft from Phuket, many of them uninhabited and rarely visited, many of them forested and fringed with spectacular coral reefs.

Two distinctively different varieties of island are found in the Andaman Sea, each of them scenically striking in its own way. Low-relief granite intrusions, which include the Surin and Similan islands, run in series roughly parallel to the more dramatic limestone islands. Island groups such as Koh Phi Phi have been shaped by a variety of forces from a massive limestone platform that was deposited 350 million to 450 million years ago.

Phuket Island itself is mainly granite, with low forested mountains and a series of fine white-sand beaches, mostly on the west coast. Much of the forest has been cleared, first for rubber plantations and then for tourism development. The one remaining significant stand of virgin rainforest is the Khao Phra Thaeo Park a protected national park area where you can take short treks or visit the waterfall.

Khao Sok National Park, on the mainland just to the north of Phuket, has large areas of tropical forest, which have a wide variety of plants and animals.
Eco-tours have started in the last few years, offering the opportunity to experience the forest and get close to nature. Most operate in small groups to minimize impact on the environment.

The waters around Phuket contain excellent underwater scenery and fringing coral reefs with the result that diving has become a major Phuket-based recreational industry.

This region's coral reefs are home to an extensivevariety of coral reef fish and hard corals as well as an undetermined number of soft coral species plus tens of thousands of other marine organisms, including crustaceans, echinoderms, and worms, each with its own role in maintaining the coral reef ecosystem.

These waters include more than 850 species of pelagic fishes, many of them of commercial value. The Andaman Sea is on the migration routes of classic fighting fish such as the blue marlin. Other trophy fishes are black marlin sailfish, barracuda and a variety of sharks, notably tigers and makos.

Five species of sea turtle nest on islands in Thai waters - leatherbacks, green turtles, loggerheads, hawksbills, and ridleys. All of these are endangered species, and they are less frequently sighted every year. Aside from more than 30 recorded species of sea snakes, the only other marine reptile in the region is the brackish-water crocodile, virtually extinct, a species which inhabits mangrove swamps and river estuaries along the southern peninsula.

Other marine life of note includes the mammals. At least two species of dolphin are commonly found in Thai waters: the Indian porpoise and the long-nosed dolphin. Whale sharks are also occasional visitors. The dugong, or "sea cow", is now all but extinct, and the Thai Fisheries Department has declared it a protected species.

Phuket offers a variety of other attractions that complement Phuket's natural attractions.

Golf: Phuket has four golf courses, all of which have been designed to take advantage of the island's tropical trees and abundant water. The Blue Canyon Country Club hosted both the 1994 Johnnie Walker Classic Golf Tournament, the Honda Invitational tournament and the 1998 Johnnie Walker Classic. In 2001, Asia Golf Monthly Magazine chose Phuket as the "Best Golf Destination in Asia" and the Canyon Course at Blue Canyon Country Club as the "Best Golf Course in Asia".

In addition to golf other available activities include rock climbing, abseiling bungee jumping, shooting ranges, riding stables, elephant trekking and back-trail tours of the island as well as many other diversions.

The Tourism Authority of Thailand has committed itself to an ongoing worldwide campaign promoting Phuket to North America, Europe and the rest of Asia. According to the Tourism Authority of Thailand, of the total visitor arrivals to Phuket which exceeded 3 million in 2000, 70% were international visitors. Guest arrivals at hotel accommodation in Phuket recorded an increase of over 15% from 2001 to 2002, and similar growth is expected to continue, in large part encouraged by the significant devaluation of the Thai Baht (over 50% versus the US$ and the GB ) and by the political instability in Indonesia which has had a marked negative effect on the Balinese hotel industry.

ENTELLIUM  CORPORATION.

We  recently  signed  a  subscription agreement on August 1, 2002 with Entellium
Corporation, a Nevada corporation in which we purchased 2 million shares at a price of $0.01 per share ($20,000) for providing general services, arranging financing, investment banking advice and consulting. Entellium is a global software innovator that provides web-based, customer relationship management
(CRM) solutions that automate and optimize the way companies obtain, maintain and develop customer relationships and loyalty. Entellium's headquarters are located in Bellevue, Washington, with a global research and development center in Kuala Lumpur, Malaysia and a sales and marketing office in Singapore. Entellium is planning to seek a listing on the NASDAQ Small Cap Market, the NASD Bulletin Board or the planned BBX Exchange during 2003. Daniel Mckinney, President of Asia Properties, will represent our interest on the Entellium Board of Directors.

                                   MANAGEMENT

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Name of Director or                        Current Position                          Date of Position
Executive Officer              Age         and Office                                & Term of Office
---------------------        --------      ----------------------------------        ----------------
                                                                                     April 6, 1998
 Daniel S. McKinney             41         President, Chief Executive Officer,       Term: one year
                                           and Director                              April 6, 1998
 Nicholas St. Johnston          40         Director                                  Term: one year
                                                                                     February 25, 2000
 David Roberts                  54         Director                                  Term: one year
                                                                                     May 2003
Geoff Armstrong                            Secretary                                 Term: one year

Daniel S. McKinney, President, Chief Executive Officer, and Director . Co-founder; Asia Properties, Inc. Mr. McKinney, based in Bellingham, WA, USA, is an entrepreneur and investment banker who has established numerous businesses over the last two decades. From 1981 until 1999, Mr. Mckinney established Mckinney International, a Hong Kong based company engaged in cutting gemstones & supplying the World markets. From 1982-84 he founded the Hong Kong Gem & Jewelry show. From 1984 to 1987 he worked to establish Wynmere Ltd.Thailand, a direct selling jewelry company with its manufacturing in Bangkok and gemstone sourcing in Hong Kong In 1989, he established Coldway Ltd., an investment banking firm. In 1994, Mr. McKinney founded Cement Services, Ltd., a construction company, based in Bangkok. In 1998 he founded Asia Properties, Inc. a Bangkok based public real estate company. From 1999-2001 Mr. Mckinney served as a board member of Sunflower (USA) Ltd., a public company with a large industrial facility in China manufacturing copper pipes. Mr. Mckinney graduated from Hong Kong International School in 1979 and studied Chemistry and Biology at Houston Baptist University from 1979 to 1981. Mr. Mckinney speaks Cantonese, Thai, some Portuguese, and Malay.

Nicholas St. Johnston, Director. Co-founder; Asia Properties, Inc. Mr. St. Johnston is currently a Senior Vice President with Greenwich Asia, a real estate banking firm based in Singapore. Mr. Johnston is a Chartered Surveyor and real estate professional with 19 years experience (17 of which have been in Asia). He qualified while working for Hillier Parker in London, before moving to Hong Kong, with Jardines and Hong Kong Land. He was a founding Director of the Hong Kong office of Sallmanns PLC, before establishing the Thai branch office for

International property consultant, Brooke Hillier Parker as the joint Managing Director. He has acted as property appraiser, investment advisor, and agent. In 1995, he joined property developer Wave Development, in Bangkok, and became the Chief Operations Officer, before co-founding API in April 1998. He formed the Thai branch of the Royal Institution of Chartered Surveyors (RICS), in 1990, and remains active on the committee, which he has chaired twice. Mr. St. Johnston holds a degree with honors from Trent University in England.

David Roberts, Director. Mr. Roberts, based in Hong Kong, was a Managing Director of the Hoare Govett Asia Group (now ABN AMRO Asia) for nine years. Hoare Govett Asia Group is a securities brokerage firm that trades shares of companies listed on the Hong Kong stock exchange. He is a director in Thailand of ABN AMRO Asia Securities Pcl. He is also a Director of Finansa Ltd., Frontier Fund Management Co. and the Siam Investment Fund. Prior to joining Hoare Govett Asia Group in early 1990, he was employed by Citibank for 14 years where he served in a number of senior positions throughout Asia including as a director of Vickers Da Costa Ltd., Hong Kong. He is a Council Member of the Stock Exchange of Hong Kong, a member of the Exchange's Listing Committee and a Director of the Hong Kong Securities Clearing Company.

Geoff Armstrong, 60, Secretary. (B.A.) Concordia University 1967. President, Alphanet Communications Corp. since November 1991. President, Societe Sapphanna S.A.R.L., Madagascar since April 2000. President, World Web Publishing.com Corp since August 2000 Freelance business writer.

EXECUTIVE  COMPENSATION:  EMPLOYMENT  AGREEMENTS

The President of the Company has donated services valued at $5,000 per month. This amount has been charged to operations and classified as "donated capital" in stockholders' deficit.

No officer or director of the Company received compensation during 2001 and 2002.

STOCK  OPTION  GRANTS

We have not issued any grants of stock options in the 2001 or 2002 fiscal years to any officer or director.

                              CERTAIN TRANSACTIONS

Stock  Options

During 2000, we issued 5,000 shares to our two directors, David Diehl and David Roberts. We also granted three year options to purchase up to 20,000 shares at an exercise price of $1.56 per share to these directors; David Diehl and David Roberts. Also in 2000, we issued consulting fees to consulting companies owned by some of our officers and directors and issued our common stock to some of our officers and directors during 1999 and 2000. David Diehl is no longer a director.

The weighted average number of shares under option and option price for the period ended December 31, 2002 are as follows:


                          SHARES UNDER OPTION AND OPTION PRICE
                          ------------------------------------
                                                                              Remaining
                                                                              Life of
                                      Shares     Option   Date      Expiry    Options   Current
Name of Optionee                      Optioned   Price    Granted   Date      (Months)  Status
------------------------------------  ---------  -------  --------  --------  --------  -------

David Diehl                              20,000  $  1.56  02/02/01  01/31/04         9  Open
------------------------------------  ---------  -------  --------  --------  --------  -------

David Roberts                            20,000  $  1.56  02/02/01  01/31/04         9  Open
------------------------------------  ---------  -------  --------  --------  --------  -------
World Web
Publishing.com Corp.                     50,000  $  1.00  02/28/03  02/28/05        21  Open
------------------------------------  ---------  -------  --------  --------  --------  -------

The options were granted for services provided or to be provided to the Company.

On February 28, we engaged the consulting services of Geoff Armstrong, through his company, World Web Publishing.com Corp. Mr. Armstrong will perform the duties of secretary to Asia Properties. He will assist the Company with the preparation and maintenance of all internal corporate documentation. He will assist with the initial preparation of all required regulatory documents and will perform additional duties at the reasonable instruction of the President.

In July 2000, Asia Properties received loans from Daniel S. McKinney and Nicholas St. Johnston, executive officers and directors of Asia Properties, and their affiliated entities in the total amount of approximately $411,348. These loans were payable on demand. Asia Properties was unable to repay the loans in cash and therefore issued shares of common stock in repayment of the loans. This shareholder loan was converted to additional shares of 411,348 on December 29, 2000 at a price of $1.00 per share. Daniel S. Mckinney, a director loaned $42,337 to API in 2001 and $58,908 in 2002 for general expenses and operations.

                             DESCRIPTION OF PROPERTY

The principal executive office of Asia Properties is located at 114 West Magnolia, Suite 400-115, Bellingham, WA 98225, That space was occupied under a one-year lease from an unaffiliated party for $100 per month. That lease expired February 1, 2001. The Office continues to operate out of the same premises on month to month lease basis for $100 per month.

                                LEGAL PROCEEDINGS

Asia Properties is not a party to any material legal proceedings and to the Company's knowledge no such proceedings are threatened or contemplated by any party.

                             PRINCIPAL SHAREHOLDERS

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

The following table shows the beneficial ownership of Asia Properties common stock as of April 30, 2003.

The table shows each person known to us who owns beneficially more than five percent of the outstanding common stock of Asia Properties based on 6,600,782 shares being outstanding as of December 31, 2002, and the total amount of common stock of Asia Properties owned by its Directors and Executive Officers as a group.


                                    ACTUAL         ACTUAL
IDENTITY OF PERSON                  AMOUNT OF      PERCENT OF
OR GROUP                            SHARES OWNED   SHARES OWNED   CLASS
----------------------------------  -------------  -------------  ------
Daniel S. McKinney
13976 Marine Drive
White Rock, BC V4B1A5
Canada                              1,815,980 (1)          27.5%  Common

Nicholas St. Johnston
86/14 Sukhumvit 31
Bangkok 10110, Thailand              1,579,768(2)          23.9%  Common

David Roberts
5B Kennedy Heights
10 Kennedy Row
Hong Kong                                  5,000   Less than 1%   Common

Geoff Armstrong                           10,000   Less than 1%   Common

Lim Gaik-Im
13976 Marine Drive
White Rock, BC V4B1A5
Canada                                600,000 (3)           9.1%  Common

Crestview Associates Ltd. (4)
908 Universal Commercial Bldg.
69 Peking Road, TST
Hong Kong                              700,000(1)          10.6%  Common

Officers and Directors as a Group
(four persons)                        34,710,748           51.5%  common

Beneficial Ownership of Securities: Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

(1) The 1,815,980 common shares shown as being beneficially owned by Daniel S. McKinney include:

951,080  shares  held  in  his  name,
700,000  shares  held  by  Crestview  Associates  Limited,
164,900  shares  held  by  Coldway  Limited

Mr. McKinney and his spouse, Ms. Gaik-Im own all of the outstanding ownership interests of Crestview Associates. Mr. McKinney is a director of Coldway. Ms. Gaik-Im is a citizen of Malaysia and not a resident of the U.S. The shares of which Ms. Gaik-Im is the record holder have therefore been treated as being held of record by a non-U.S. resident.

(2) The 1,579,768 common shares shown as being beneficially owned by Nicholas St. Johnston include:

     1,040,768  shares  held  in  his  name,
     539,000  shares  held  by  Milliard  Limited,  and

(3)  The  600,000  shares  are  held  by  Lim  Gaik-Im,  Mr.  McKinney's  spouse

(4) Daniel S. McKinney and Lim Gaik-Im control Crestview Associates and exercise voting and dispositive powers over shares held of record by Crestview Associates.

    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY -AND OTHER
                               SHAREHOLDER MATTERS

Market Information: Asia Properties common stock began trading on the United States markets in January 25, 1999 and since that time has been the subject of limited and sporadic quotations in the Pink Sheets under the symbol "ASPZ". Asia Properties intends to apply to have its capital shares listed on the over-the-counter bulletin board maintained by Nasdaq, or on the BBX when it develops. However, Asia Properties cannot make any assurance that either an over-the-counter bulletin board listing or a NASD BBX listing will be approved.

The following table shows the high and low per share price quotations of Asia Properties common stock as reported in the Pink Sheets for the periods presented. These quotations reflect inter dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                       HIGH          LOW
2003
          First  Quarter               $2.60          $0.50

2002:

          Fourth  Quarter              $2.50          $0.35
          Third  Quarter               $5.00          $0.20
          Second  Quarter              $0.55          $0.25
          First  Quarter               $0.40          $0.15

2001:

          Fourth  Quarter              $0.54          $0.20
          Third  Quarter               $0.35          $0.15
          Second  Quarter              $3.75          $0.45
          First  Quarter               $0.75          $0.15

Closing price as of this filing: The last sales price of Asia Properties common stock was $2.25 per share on May 20, 2003, the last date before the date of this filing for which there was a trade, as quoted in the Pink Sheets.

Holders: As of December 31, 2002 there were 63 holders of record of Asia Properties common stock.

                            DESCRIPTION OF SECURITIES


The following statements relating to the capital stock set forth the material terms of the Company's securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Articles of Incorporation and the By-laws, copies of which are filed as exhibits to this registration statement.

Common  Stock

The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, par value $0.001 per share, of which 6,600,782 shares are issued and outstanding as of December 31, 2002.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred  Stock

The Company is not currently authorized to issue shares of Preferred Stock and has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock. Accordingly, there are no preferred shares issued or outstanding as of the date of this registration statement.

Dividend  Policy

The Company has never paid a cash dividend on its Common Stock nor does the Company anticipate paying cash dividends on its Common Stock in the near future. It is the present policy of the Company not to pay cash dividends on the Common Stock but to retain earnings, if any, to fund growth and expansion. Under Nevada law, a company is prohibited from paying dividends if the Company, as a result of paying such dividends, would not be able to pay its debts as they come due, or if the Company's total liabilities and preferences to preferred shareholders if any exceed total assets. Any payment of cash dividends of the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors the Board of Directors deems relevant.

Reports  to  Stockholders

The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934. The Company plans to furnish its stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by its independent certified public accountants. Additionally, the Company will issue unaudited quarterly or other interim reports to its stockholders.

Transfer  Agent

The transfer agent and registrar for our Common Stock is ComputerShares Transfer & Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401.


                  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as well as our Bylaws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the Bylaws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Asia Properties, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                     EXPERTS

The financial statements of Asia Properties incorporated herein have been so incorporated in reliance upon the report of Dale Matheson Carr-Hilton., independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding Asia Properties ability to continue as a going concern). With respect to the unaudited financial information for the period ended March 31, 2003 included herein, the independent public accountants have applied limited procedures in accordance with professional standards for a review of such information.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cutler Law Group, Augusta, Georgia. Cutler Law Group is the beneficial owner of 20,000 of our common shares, all of which are registered herein.

                              AVAILABLE INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Asia Properties Inc., and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC 0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                              FINANCIAL STATEMENTS




INDEX  TO  FINANCIAL  STATEMENTS                                    Page  Number

Auditors  Report                                                         F-1

Consolidated  Balance  Sheets  December  31,  2002  and  2001            F-2

Consolidated  Statement  of  Operations  and  Deficit  year
     ended  December  31,  2002  and  2001,  and  period
     from  April  6,  1998  (inception)  to  December 31, 2002           F-3

Consolidated  Statement  of  Shareholders  Equity  (Deficiency)
     year  ended  December  31,  2002                                    F-4

Consolidated  Statement  of Cash Flows year ended December 31, 2002      F-5

Notes  to  Consolidated  Financial  Statements  year  ended
     December  31,  2002                                       F-6  to  F-11

Consolidated  Balance  Sheets  March  31,  2003 and 2002                F-12

Consolidated  Statements  of  Operations  and  Deficit  three months  ended  March  31,  2003  and  2002  and  period
     from  April  6,  1998 (inception) to March 31, 2003                F-13

Consolidated  Statements  of  Stockholders  Deficit
     March  31,  2003                                                   F-14

Consolidated  Statements  of  Cash  Flows  for  the  three
     months  ended  March  31,  2003  and  2002                         F-15

Notes  to Consolidated Financial Statements March 31, 2003      F-16 to F-20

                                AUDITORS' REPORT


To  the  Board  of  Directors  and  Stockholders
       Asia  Properties,  Inc.
       (A  Development  Stage  Company)

We have audited the consolidated balance sheet of Asia Properties, Inc. (A Development Stage Company) as at December 31, 2002 and the statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the result of its operations and the cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has been in the development stage since its inception on April 6, 1998. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The comparative figures as at December 31, 2001 and for the year then ended were audited by another firm of Chartered Accountants who expressed an opinion without reservation on those statements in their report dated March 20, 2002.



                                 "Dale,  Matheson,  Carr-Hilton"

Vancouver,  B.C.                  DALE,  MATHESON,  CARR-HILTON
April  2,  2003                   CHARTERED  ACCOUNTANTS

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                December 31, 2002

                            (Stated in U.S. Dollars)


                                                             2002         2001
                                                               $           $


                                        ASSETS

CURRENT ASSETS
 Cash                                                          32          416
 Prepaid expenses                                          16,500            -
                                                      ------------  -----------
                                                           16,532          416

INVESTMENT IN SHARES (Note 3)                              20,000            -

PROPERTY, PLANT AND EQUIPMENT (Note 4)                      7,639       11,687
                                                      ------------  -----------


                                                           44,171       12,103
                                                      ============  ===========


                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES
 Accounts payable                                           1,366      174,673
 Accrued liabilities                                        5,000        5,000
 Due to related parties (Note 5)                          107,744       42,337
                                                      ------------  -----------
                                                          114,110      222,010
                                                      ------------  -----------

SHAREHOLDERS' DEFICIENCY

   SHARE CAPITAL (Note 7)                                   6,601        6,581

   ADDITIONAL PAID-IN CAPITAL                           1,402,883    1,392,903

   DONATED CAPITAL (Note 5)                               150,000       60,000

   DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE    (1,629,423)  (1,669,391)
                                                      ------------  -----------
                                                          (69,939)    (209,907)


                                                           44,171       12,103
                                                      ============  ===========


                        See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)





                                       Accumulated from
                                           April 6, 1998        For the Year    For the Year
                                      (Date of Inception)       ended           ended
                                          to December 31,       December 31,    December 31,
                                                     2002            2002           2001
                                                $                     $              $
                                      --------------------  --------------   ------------


REVENUE                                                 -               -              -

GENERAL AND ADMINISTRATION EXPENSES             1,772,730         103,339        341,121
EXPENSE RECOVERY (Note 8)                        (143,307)       (143,307)             -
                                      --------------------  --------------   ------------


NET INCOME (LOSS)                              (1,629,423)         39,968       (341,121)
                                      ====================  ==============   ============

NET INCOME (LOSS) PER SHARE                                           0.01         (0.05)
                                                            ==============   ============

WEIGHTED AVERAGE SHARES OUTSTANDING                              6,581,878     6,547,000
                                                            ==============   ============

                        See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)



                                                                                                   Deficit
                                                    Common Stock                                   Accumulated
                                                    -------------        Additional                During the
                                            Number                       Paid-in                   Development
                                            of             Amount        Capital       Total       Stage
                                            Shares         $             $             $           $
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 1998                    7,250,600         7,251        634,349     641,600     (187,633)

Shares issued for services                        70,834            71        234,476     234,547            -

Net loss for the year                                  -             -              -           -     (660,954)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 1999                    7,321,434         7,322        868,825     876,147     (848,587)

Shares cancelled and returned to treasury     (1,400,000)       (1,400)         1,400           -            -

Shares issued for:

Services                                         438,100           438        332,291     332,729            -

Settlement of debt                               133,248           133        133,215     133,348            -

Net loss for the year                                  -             -              -           -     (479,683)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2000                    6,492,782         6,493      1,335,731   1,342,224   (1,328,270)

Shares cancelled and returned to treasury        (30,000)          (30)            30           -            -

Shares issued for:

Services (Note 6(a))                              60,000            60         35,940      36,000            -

Settlement of debt (Note 6(a))                    58,000            58         21,202      21,260            -

Net loss for the year                                  -             -              -           -     (341,121)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2001                    6,580,782         6,581      1,392,903   1,399,484   (1,669,391)

Shares issued for services (Note 6(b))            20,000            20          9,980      10,000            -

Net income for the year                                -             -              -           -       39,968
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2002                    6,600,782         6,601      1,402,883   1,409,484   (1,629,423)
                                            -------------  ------------  ------------  ----------  ------------

                        See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)





                                                             Accumulated from
                                                             April 6, 1998        For the Year    For the Year
                                                             (Date of Inception)  ended           ended
                                                             to December 31,      December 31,    December 31,
                                                                          2002            2002           2001
                                                                  $                     $               $
                                                           --------------------  --------------  -------------

OPERATING ACTIVITIES
  Net income (loss)                                                 (1,629,423)         39,968       (341,121)
  Items not affecting cash
    Amortization                                                        12,599           4,048          4,584
    Write-down of investment to net realizable value                    27,000               -              -
    Donated consulting services                                        150,000          90,000         60,000
    Deferred assets amortized                                           12,507               -          1,594
    Gain on forgiveness of debt                                       (143,307)       (143,307)             -
    Shares issued for services rendered (Note 6)                       613,276          10,000         36,000

  Changes in non-cash working capital
    Decrease in receivables                                                  -               -          7,232
    Increase in prepaid assets                                         (16,500)        (16,500)
    Increase (decrease) in accounts payable and accruals               304,281         (30,000)       189,705
                                                           --------------------  --------------  -------------
  Cash flow used by operating activities                              (669,567)        (45,791)       (42,006)
                                                           --------------------  --------------  -------------

INVESTING ACTIVITIES
  Increase in deferred assets                                          (12,507)              -              -
  Purchase of securities (Note 3)                                      (20,000)        (20,000)             -
  Purchase of property, plant and equipment                            (20,238)              -              -
  Purchase of investment                                               (27,000)              -              -
                                                           --------------------  --------------  -------------
  Cash flow used by investing activities                               (79,745)        (20,000)             -
                                                           --------------------  --------------  -------------

FINANCING ACTIVITIES
  Issuance of stock                                                    641,600
  Advances from related parties                                        107,744          65,407         42,337
                                                           --------------------  --------------  -------------
  Cash flow from financing activities                                  749,344          65,407         42,337
                                                           --------------------  --------------  -------------

INCREASE (DECREASE) IN CASH FLOW                                            32            (384)           331

CASH, BEGINNING OF YEAR                                                      -             416             85
                                                           ====================  ==============  =============

CASH, END OF YEAR                                                           32              32            416
                                                           ====================  ==============  =============

NON-CASH FINANCING ACTIVITIES
  Shares issued for services rendered                                  613,276          10,000         36,000
  Shares issued to settle debt                                         154,608               -         21,260
                                                           --------------------  --------------  -------------
                                                                       767,884          10,000         57,260
                                                           ====================  ==============  =============

                        See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

1.     NATURE  OF  OPERATIONS  AND  CONTINUANCE  OF  OPERATIONS


     Asia Properties, Inc. (the "Company") was incorporated in Nevada on April 6, 1998. The Company was formed to seek opportunities to invest in real estate projects in Asia. The Company has an 83% owned subsidiary, Asia Properties, International (Thailand) Ltd., which was registered in Thailand on August 2, 1999, to conduct the Company's real estate operations in Thailand.

     The Company signed a Share Purchase and Sales Agreement on February 4, 2000 and intended to acquire Northbridge Communities Limited (NCL), a Thailand company, which owns certain real estate properties in Thailand and Cambodia. The rights to establish Bangkok Real Estate Funds (see Note 4) expired in August 2000. The Company wrote off the value of the Bangkok Real Estate Funds as of December 31, 2000.

     On June 4, 2002 the Company signed a non-binding letter of intent with Entellium Investments, Ltd. ("Entellium") and Entellium's controlling shareholders, pursuant to which the parties agreed to complete a share exchange transaction that would result in a reverse takeover of the Company by Entellium. Entellium is based in Malaysia and is in the business of providing businesses of all sizes with a suite of e-business tools to simplify and enhance key sales, marketing and customer processes (Customer Relationship Management) at a fraction of the cost of traditional methods. On August 1, 2002 the Company terminated its Letter of Intent with Entellium and instead purchased two million shares representing 11% of Entellium for $0.01 per share or $20,000.

     On October 3, 2002 the Company signed a letter of intent for an Equity Line of Credit with Cornell Capital Partners L.P. Under the terms of this agreement, Cornell is committed to purchase up to $10,000,000 worth of common shares of the Company over a 24 month period commencing on the date of registration of the Company's shares with the Securities and Exchange Commission. The purchase price of the shares will be equal to 98% of the market price at the time of purchase. These shares will have various restrictions placed on them as well as other obligations connected with the closing costs including $15,000 of legal fees associated with these transactions. Subsequently, on February 21, 2003, the Company amended the equity line from $10 million down to $5 million.

     Planned principal activities have not yet begun and revenues have not been realized. The Company will continue to be in the development stage until the Company begins its principal business activities and significant revenues begin. In a development stage company, management devotes most of its activities to developing a market for its business. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations.

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

2.     SIGNIFICANT  ACCOUNTING  POLICIES

     a)     Consolidated  Financial  Statements

These consolidated financial statements include the accounts of the Company, and its 83% owned Thailand subsidiary, Asia Properties, International (Thailand) Ltd.

b)     Use  of  Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c)     Foreign  Currency  Translation

Revenue, expenses and non-monetary balance sheet items in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is charged to operations.

     d)     Cash  and  Cash  Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance to be cash equivalents.

     e)     Investment  in  shares

The Company considers the investment in shares as available for sale securities, and is carrying the investment at cost, as the fair market value of these securities is not readily determinable.

f)     Property,  Plant  and  Equipment

Office equipment is recorded at cost. Depreciation is computed on a straight-line basis over their estimated useful lives, ranging from three to seven years

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

2.     SIGNIFICANT  ACCOUNTING  POLICIES  -  Cont'd

g)     Basic  and  Diluted  Net  Income  (Loss)  per  Share

The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standards ("SFAS") No.128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share
(EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period.
Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

h)     Accounting  for  Stock-Based  Compensation

SFAS No.123, "Accounting for Stock-Based Compensation", requires that stock awards granted be recognized as compensation expense based on fair values at the date of grant. Alternatively, a company may account for stock awards granted under Accounting Principles Board Opinion (APB) No.25, "Accounting for Stock Issued to Employees", and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation for employees under APB No.25 and make the required pro forma disclosures for compensation expense. Stock based compensation for non-employees are accounted for using SFAS No.123.

     i)     Income  Taxes

Income taxes are provided for using the liability method of accounting in accordance with SFAS No.109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

There is no provision for income taxes as the Company has incurred losses since inception. The Company's total deferred tax asset as of December 31, 2002 and 2001, is as follows:

                                                        2002          2001
                                                          $             $

        Net operating loss                             (128,000)   (198,000)
        Valuation allowance                             128,000     198,000
                                                     -----------   ---------
                                                         -                -
                                                     ===========   =========

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)


2.     SIGNIFICANT  ACCOUNTING  POLICIES  -  Cont'd


     i)     Income  Taxes  cont.

     The  Company  has  incurred  net  operating  losses  as  follows:

                                Amount           Year  of
           Year  of  Loss          $             Expiration

              1998             188,000             2017
              1999             661,000             2018
              2000             480,000             2019
              2001             198,000             2020
              2002             128,000             2021



3.     INVESTMENT


On August 1, 2002 the Company purchased two million shares of Entellium Investments Ltd. representing 11% of the outstanding shares of Entellium for $0.01 per share or $20,000. The Company was granted the right to purchase these shares at $0.01 per share for providing the following services:

a)     General  investment  banking  and  business  development

b) Development of market entry strategies into North America, including the Telus deal

c) Strategic fund raising activities and arranging a US$5 million line of credit

d)     Consulting  to  Entellium's  senior  executives

e)     Legal  and  accounting  advisory  and  professional  introductions


4.     PROPERTY,  PLANT  AND  EQUIPMENT

                                       2002                              2001
                     --------------------------------------            -------
                                       Accumulated
                         Cost          Amortization     Net              Net
                            $             $              $                $
                       ---------       ------------   ----------      ---------
      Office equipment   20,238          9,071          11,167          11,687
                       =========       ============   ==========      =========

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

5.     RELATED  PARTY  TRANSACTIONS


The amounts owing to the directors are unsecured, non-interest bearing and due on demand.

The President of the Company has donated services valued at $5,000 per month. This amount has been charged to operations and classified as "donated capital" in stockholders' deficit. Two of the Company's non-executive directors received directors' fees of $15,000, which has been charged to operations and classified as "donated capital" in stockholders' deficit.

6.     SHARE  CAPITAL

a) During fiscal 2001 the Company issued 60,000 common shares having a value of $36,000 for consulting services. The Company also issued 58,000 common shares having a value of $21,260 to settle debt.

     b) During fiscal 2002 the Company issued 20,000 common shares having a value of $10,000 for legal services.

7.     STOCK  OPTIONS


The weighted average number of shares under option and option prices for the period ended December 31, 2002 are as follows:

                                               Weighted
                     Shares     Weighted       Average
                     Under      Average        Remaining
                     Option     Option Price   Life of Options
                     $          $                (Months)
                     ---------  -------------  ---------------

Beginning of period     40,000           1.56
Granted                      -              -
Exercised                    -              -
Cancelled                    -              -
Lapsed                       -
                     ---------

End of period           40,000           1.56               13
                     =========  =============  ===============

     The options were granted for services provided or to be provided to the Company. SFAS No.123 requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No.25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis.

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

7.     STOCK  OPTIONS  -  Cont'd


The fair value of the employee's purchase rights under SFAS 123, was estimated using the Black-Scholes model using the following assumptions: risk free interest rate of 5.0%, expected volatility of 100%, an expected option life of three years, and no expected dividends.

If compensation expense had been determined pursuant to SFAS 123, the Company's net income (loss) and net income (loss) per share for the year ended December
31,  2002  and  the  year  ended  December  31, 2001 would have been as follows:

                                          2002                2001
                                           $                   $
                                       --------            -----------
     Net  income  (loss)
         As reported                    39,968              (341,121)
         Pro forma                      39,968              (353,343)
     Basic net income (loss) per share
         As reported                      0.01                 (0.05)
         Pro forma                        0.01                 (0.05)


8.     CONTINGENCY


     An account payable in the amount of $143,307 in respect of legal services in prior periods was reversed in 2002, as the legal work performed considered unsatisfactory. A gain on reversal of this debt was recorded in the current year. The Company believes the matter has been properly settled but the law firm that provided these services has not acknowledged in writing this settlement.


9.     SUBSEQUENT  EVENTS


On February 19, 2003 the Company signed a Memorandum of Understanding to purchase 46 acres of beachfront land in Phuket, Thailand for $9.5 million. The Company intends to issue common stock for $5.33 million and seek bank financing for $4.16 million. The Company plans to utilize its Equity Line of Credit with Cornell Capital to develop a resort.

On February 21, 2003 the Company revised its equity line of credit with Cornell Capital from $10 million to $5 million.

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Balance  Sheets





                                                   March 31,     December 31,
                                                          2003           2002
                                                         $              $
                                                   (unaudited)     (audited)
                                                   ------------  -------------

                                        Assets

Current Asset

Cash                                                       107             32
Prepaid Expenses                                       131,675         16,500
                                                   ------------  -------------
Total Current Assets                                   131,782         16,532

Property, Plant and Equipment (Note 3)                   7,639          7,639
                                                   ------------  -------------

Total Assets                                           159,421         44,171
                                                   ============  =============


                    Liabilities and Stockholders' Deficit

Current Liabilities

Accounts payable                                         9,156          1,366
Accrued liabilities                                      5,000          5,000
                                                   ------------  -------------
   Total Current Liabilities                            14,156          6,366

Due to related parties - Deferred                      104,603        107,744
Stockholders' Deficit

Common Stock, $0.001 par value
50,000,000 shares authorized;
6,720,782 shares issued and outstanding                  6,721          6,601

Additional Paid-in Capital                           1,522,763      1,402,883

Donated Capital (Note 5)                               165,000        150,000

Deficit Accumulated During the Development Stage    (1,653,822)    (1,629,423)
                                                   ------------  -------------

Total Stockholders' Deficit                             40,662        (69,939)
                                                   ------------  -------------

Total Liabilities and Stockholders' Deficit            159,421         47,171
                                                   ============  =============


   (The accompanying notes are an integral part of these consolidated financial statements)

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Statements  of  Operations





                                      Accumulated from      For the Three    For the Year
                                      April 6, 1998         Months Ended     Ended
                                      (Date of Inception)   March 31,        December 31,
                                      to March 31, 2003     2003             2002
                                              $                  $              $
                                        (unaudited)         (unaudited)     (audited)
                                      --------------------  ---------------  -------------
Revenue                                                  -                -             -
                                      --------------------  ---------------  -------------

General and Administration Expenses              1,653,822           24,399       (39,968)
                                      --------------------  ---------------  -------------

Net Loss (Income) For The Periods                1,653,822           24,399       (39,968)
                                      ====================  ===============  =============

Net Loss (Income) Per Share                                               -           0.01
                                                            ===============  =============


Weighted Average Shares Outstanding                               6,642,115      6,600,782
                                                            ===============  =============


(Diluted  loss per share has not been presented, as the result is anti-dilutive)

   (The accompanying notes are an integral part of these consolidated financial statements)

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Statement  of  Stockholders'  Deficit


                                                                                                   Deficit
                                                                                                   Accumulated
                                                                         Additional                During the
                                                  Common Stock           Paid-in                   Development
                                            Shares         Amount        Capital       Total       Stage
                                               #             $             $             $            $
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 1998                    7,250,600         7,251        634,349     641,600     (187,633)

Shares issued for services                        70,834            71        234,476     234,547            -

Net loss for the year                                  -             -              -           -     (660,954)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 1999                    7,321,434         7,322        868,825     876,147     (848,587)

Shares cancelled and returned to treasury     (1,400,000)       (1,400)         1,400

Shares issued for:

Services                                         438,100           438        332,291     332,729            -
Settlement of debt                               133,248           133        133,215     133,348            -

Net loss for the year                                  -             -              -           -     (479,683)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2000                    6,492,782         6,493      1,335,731   1,342,224   (1,328,270)

Shares cancelled and returned to treasury        (30,000)          (30)            30           -            -

Shares issued for:

Services (Note 6(a))                              60,000            60         35,940      36,000            -
Settlement of debt (Note 6(a))                    58,000            58         21,202      21,260            -

Net loss for the year                                  -             -              -           -     (340,121)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2001                    6,580,782         6,581      1,392,903   1,399,484   (1,669,391)

Shares issued for:
    Services  (Note 6(b))                         20,000            20           9980      10,000

Net income for the year                                -             -              -           -       39,968
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2002  (audited)         6,600,782         6,601      1,402,883   1,409,484   (1,629,423)

Shares issued for:
    Services  (Note 6 )
                                                 120,000           120        119,880     120,000
                                            -------------  ------------  ------------  ----------  ------------

Net loss for the period                        ---------            --       --------          --       24,399
                                            -------------  ------------  ------------  ----------  ------------

Balance - March 31, 2003 (unaudited)           6,720,782         6,721      1,522,763   1,529,484   (1,653,822)
                                            -------------  ------------  ------------  ----------  ------------


   (The accompanying notes are an integral part of these consolidated financial statements)

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Statements  of  Cash  Flows

                                                     For the Three    For the Year
                                                     Months Ended     Ended
                                                     March 31,        December 31,
                                                               2003           2002
                                                            $               $
                                                      (unaudited)      (audited)
                                                     --------------    ------------

OPERATING ACTIVITIES

Net (loss) gain for the period                              (24,399)        39,968

Adjustments to reconcile net loss to cash
Amortization                                                     --          4,048
Donated consulting services                                  15,000         90,000
Deferred assets amortized                                     2,625             --
Gain on forgiveness of debt                                      --       (143,307)
     Shares issued for services rendered (Note 6  )         120,000         10,000

Change in non-cash working capital items
Increase (decrease) in prepaid assets                      (117,800)       (16,500)
Increase in accounts payable and accruals                     7,791        (30,000)
                                                     --------------    ------------

Net Cash Used in Operating Activities                         3,217        (45,791)
                                                     --------------    ------------

FINANCING ACTIVITIES

    Purchase of securities                                       --        (20,000)

Cash Flows from Financing Activities

Advances from related parties                                (3,141)        65,407

Net Cash Provided by Financing Activities                    (3,141)        65,407

Increase in Cash                                                 76           (384)

Cash - Beginning of Period                                       32            416
                                                     --------------    ------------

Cash - End of Period                                            108             32
                                                     --------------    ------------

Non-Cash Financing Activities

Value provided from shares issued for services              120,000         10,000
                                                     --------------    ------------


   (The accompanying notes are an integral part of these consolidated financial statements)

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Notes  to  the  Consolidated  Financial  Statements


1.     NATURE  OF  OPERATIONS  AND  CONTINUANCE  OF  OPERATIONS

     Asia Properties, Inc. (the "Company") was incorporated in Nevada on April 6, 1998. The Company was formed to seek opportunities to invest in real estate projects in Asia. The Company has an 83% owned subsidiary, Asia Properties, International (Thailand) Ltd., which was registered in Thailand on August 2, 1999, to conduct the Company's real estate operations in Thailand.

     The Company signed a Share Purchase and Sales Agreement on February 4, 2000 and intended to acquire Northbridge Communities Limited (NCL), a Thailand company, which owns certain real estate properties in Thailand and Cambodia. The rights to establish Bangkok Real Estate Funds (see Note 4) expired in August 2000. The Company wrote off the value of the Bangkok Real Estate Funds as of December 31, 2000.

     On June 4, 2002 the Company signed a non-binding letter of intent with Entellium Investments, Ltd. ("Entellium") and Entellium's controlling shareholders, pursuant to which the parties agreed to complete a share exchange transaction that would result in a reverse takeover of the Company by Entellium. Entellium is based in Malaysia and is in the business of providing businesses of all sizes with a suite of e-business tools to simplify and enhance key sales, marketing and customer processes (Customer Relationship Management) at a fraction of the cost of traditional methods. On August 1, 2002 the Company terminated its Letter of Intent with Entellium and instead purchased two million shares representing 11% of Entellium for $0.01 per share or $20,000.

     On October 3, 2002 the Company signed a letter of intent for an Equity Line of Credit with Cornell Capital Partners L.P. Under the terms of this agreement, Cornell is committed to purchase up to $10,000,000 worth of common shares of the Company over a 24 month period commencing on the date of registration of the Company's shares with the Securities and Exchange Commission. The purchase price of the shares will be equal to 98% of the market price at the time of purchase. These shares will have various restrictions placed on them as well as other obligations connected with the closing costs including $15,000 of legal fees associated with these transactions. Subsequently, on February 21, 2003, the Company amended the equity line from $10 million down to $5 million.

     Planned principal activities have not yet begun and revenues have not been realized. The Company will continue to be in the development stage until the Company begins its principal business activities and significant revenues begin. In a development stage company, management devotes most of its activities to developing a market for its business. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations.

2.     SIGNIFICANT  ACCOUNTING  POLICIES

(a)     Consolidated  Financial  Statements

These consolidated financial statements include the accounts of the Company, and its 83% owned Thailand subsidiary, Asia Properties, International (Thailand) Ltd

     (b)     Use  of  Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)     Foreign  Currency

Revenue, expenses and non-monetary balance sheet items in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is charged to operations.

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Notes  to  the  Consolidated  Financial  Statements

(d)     Cash  and  Cash  Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance to be cash equivalents.

(e)     Investment  in  shares

The Company considers the investment in shares as available for sale securities, and is carrying the investment at cost, as the fair market value of these securities is not readily determinable

     (f)     Property,  Plant  and  Equipment

Office equipment is recorded at cost. Depreciation is computed on a straight-line basis over their estimated useful lives, ranging from three to seven years.

      (g)     Basic  and  Diluted  Net  Income  (Loss)  per  Share

The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" (SFAS
128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(h)     Accounting  for  Stock-Based  Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted be recognized as compensation expense based on fair values at the date of grant. Alternatively, a company may account for stock awards granted under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation for employees under APB No. 25 and make the required pro forma disclosures for compensation expense. Stock based compensation for non-employees are accounted for using SFAS No. 123.

(i)     Income  Taxes

Income taxes are provided for using the liability method of accounting in accordance with SFAS No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

There is no provision for income taxes as the Company has incurred losses since inception. The Company's total deferred tax asset as of December 31, 2001 and 2000, is as follows:

                                                2002          2001
                                                 $             $
                                             (audited)      (audited)

Net  operating  loss                          (128,000)      (198,000)
Valuation  allowance                           128,000        198,000
                                              ---------   -----------
Net  deferred  tax  asset                            -              -
                                              ---------   -----------

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Notes  to  the  Consolidated  Financial  Statements

2.     Significant  Accounting  Policies  (continued)

     (i)     Income  Taxes  (continued)

The  Company  has  incurred  net  operating  losses  as  follows:
                   Amount
Year of Loss          $          Year of Expiration

1998              188,000          2017
1999              661,000          2018
2000              202,000          2019
2001              258,000          2020
2002              128,000          2021

     (j)     Interim  Financial  Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3.     INVESTMENT

On August 1, 2002 the Company purchased two million shares of Entellium Investments Ltd. representing 11% of the outstanding shares of Entellium for $0.01 per share or $20,000. The Company was granted the right to purchase these shares at $0.01 per share for providing the following services:

a)     General  investment  banking  and  business  development

b) Development of market entry strategies into North America, including the Telus deal

c) Strategic fund raising activities and arranging a US $ 5 million line of credit

d)     Consulting  to  Entellium's  senior  executives

e)     Legal  and  accounting  advisory  and  professional  introductions


4     PROPERTY,  PLANT  AND  EQUIPMENT


                    2002                                  2001
                   -----------------------------        -------
                             Accumulated
                      Cost   Amortization    Net          Net
                       $         $            $             $
                     ------    --------  --------   ---------

Office  equipment     20,238     9,071     11,167     11,687
                     ------    --------  --------   ---------

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Notes  to  the  Consolidated  Financial  Statements


5.     RELATED  PARTY  TRANSACTIONS

The amounts owing to the directors are unsecured non-interest bearing and deferred.

The President of the Company has donated services valued at $5,000 per month. This amount has been charged to operations and classified as "donated capital" in stockholders' deficit.

6.     SHARE  CAPITAL

(a) During fiscal 2001 the Company issued 60,000 common shares having a value of $36,000 for consulting services. The Company also issued 58,000 common shares having a value of $21,260 to settle debt.

(b) During fiscal 2002 the Company issued 20,000 common shares having a value of $10,000 for legal services.

(c) During the first quarter of 2003 the Company issued 120,000 shares having a value of $120,000 for financial services.

7.     STOCK  OPTIONS

The weighted average number of shares under option and option prices for the period ended March 31, 2003 are as follows:

                                                    Weighted
                                    Weighted        Average
                     Shares         Average         Remaining
                     Under Option   Option Price    Life of Options
                         $              $             (Months)
                       -----------   -------------   --------------
Beginning of Period         40,000            1.56
Granted                     50,000            1.00
Exercised                        -               -
Cancelled                        -               -
Lapsed                           -

End of Period               90,000            1.25               17
                       -----------   -------------   --------------

     The options were granted for services provided or to be provided to the Company. SFAS No.123 requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No.25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis.

The fair value of the employee's purchase rights under SFAS 123, was estimated using the Black-Scholes model using the following assumptions: risk free interest rate of 4.50%, expected volatility of 269%, an expected option life of two years, and no expected dividends.

If compensation expense had been determined pursuant to SFAS 123, the Company's net income (loss) and net income (loss) per share for the three months ended March 31, 2003 and the year ended December 31, 2002 would have been as follows:

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Notes  to  the  Consolidated  Financial  Statements

                             1st Quarter Ending     Year Ending
                             March 31, 2003         December 31, 2002
                                  $                        $
                            (unaudited)                (audited)
                            -----------------   --------------------
Net Income (Loss)
   As reported                        (24,399)              39,968
   Pro Forma                          (66,813)              39,968
Basic net loss per share
   As reported                             --                 0.01
   Pro Forma                            (0.01)                0.01
                            -----------------   --------------------

The compensation expense for the options issued on Feb 28, 2003 is $42,414. The pro forma amounts may not be representative of future disclosures as the estimated fair value of stock options is amortised to expense over the vesting period and additional options may be granted in future periods.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.  Indemnification  Of  Directors  And  Officers

Section 78.751 of Nevada Revised Statutes provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of our company may and, in certain cases, must be indemnified by our company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to our company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

As authorized by Section 78.037 of Nevada Revised Statutes, our Articles of Incorporation eliminate or limit the personal liability of a director to our company or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for:

- Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

- The payment of distributions in violation of Section 78.300 of Nevada Revised Statutes.

Our Articles of Incorporation provide for indemnification of officers and directors to the fullest extent permitted by Nevada law. Such indemnification applies in advance of the final disposition of a proceeding.

At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item  25.  Other  Expenses  Of  Issuance  And  Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

               Securities and Exchange Commission Registration Fee     $     434
                                 Printing and Engraving Expenses     $     5,000
                                   Accounting Fees and Expenses     $     20,000
                                        Legal Fees and Expenses     $     30,000
                        Blue Sky Qualification Fees and Expenses     $     2,500
                                                   Miscellaneous     $     2,500
                                                          TOTAL     $     60,000

Item  26.  Recent  Sales  Of  Unregistered  Securities

On October 20, 2000, 100,000 shares were issued to Hudson Consulting as Settlement for five months of Investor and Public Relations services. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On December 29, 2000 a total of 411,348 shares were issued at a price of $1.00 per share for Accounts Payable of $411,348.00 which was converted to Equity as follows: 139,000 shares were issued to Coldway Limited, a company owned by Daniel S. Mckinney, a Director of the Company; 139,000 shares were issued to Daniel S. Mckinney, a Director of the Company; 92,580 shares were issued to Milliard Limited, a company owned by Nicholas St. Johnston, a Director of the Company; 40,768 shares to Nicholas St. Johnston, a Director of the Company. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On February 9, 2001, 20,000 shares were issued to Melton J. Horwitz and 4,000 shares were issued to Melton J & Lorainne Charitable Trust to settle an outstanding debt. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On February 28, 2001 36,000 shares were issued to Thiraphong Chansiri to settle an outstanding debt. In addition, also on February 28, 2001 options to buy 10,000 shares at a price of $1.56 per share for a period of two years were granted to David Diehl for services and 10,000 options to buy shares at a price of $1.56 per share for a period of two years were granted to David Roberts for services . These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On October 4, 2001 58,000 shares were issued to KCSA Worldwide at a price of $0.44 per share In Lieu of an fee of $25,659 for Investor Relations services. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

In October 2002, we issued 20,000 shares of our common stock valued at $10,000 to Cutler Law Group, our securities counsel, under Rule 504 of Regulation D promulgated under the Securities Act of 1933, in consideration for legal services rendered. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On February 28, 2003, 10,000 shares were issued to Falcon Crest Capital for Financial Consultant services and 10,000 shares were issued to World Web Publishing.com Corp. under Rule 504 of Regulation D promulgated under the Securities Act of 1933 for consulting services and document preparation. In addition, 50,000 options to purchase shares at a price of $1.00 per share for a period of two years were granted to World Web Publishing.com, a company owned as to 100% by Geoff Armstrong, secretary to Asia properties, for current and ongoing services.

On May 20, 2003, we issued 90,000 shares of our common stock as a commitment fee pursuant to an equity line of credit to Cornell Capital Partners, L.P., and 10,000 shares of our common stock to TN Capital Equities, Ltd. pursuant to a placement agent agreement. These issuances were completed without any public offering or solicitation and exempt in accordance with Section 4(2) of the Securities Act.
..

Item  27.       Exhibits  And  Financial  Statement  Schedules
     (a) The following exhibits are filed as part of this registration statement:
3.1     Articles  of  Incorporation
3.2     By-laws
5.1     Opinion  of  Cutler  Law  Group
10.1 Equity Line of Credit Agreement dated May 20, 2003 between Asia Properties, Inc. and Cornell Capital Partners, L.P.
10.2 Registration Rights Agreement dated May 20, 2003 between Asia Properties, Inc. and Cornell Capital Partners, L.P.
10.3 Escrow Agreement dated May 20, 2003 among Asia Properties, Inc., Cornell Capital Partners, L.P. and Butler Gonzalez LLP
10.4 Placement Agent Agreement dated May 20, 2003 between Asia Properties, Inc. and TN Capital Equities, Ltd.
10.5    Daniel  McKinney  employment  agreement
10.6    Stock  Option  Plan

10.7 Business Consultant Services Agreement dated March 4, 2003 between Asia Properties, Inc. and World Web Publishing.com Corp.
10.8 Memorandum of Understanding dated February 18, 2003 between Asian Properties, Inc. and Hong Yuan Enterprise Limited
10.9 Extension of Memorandum of Understanding dated May 20, 2003 between Asian Properties, Inc. and Hong Yuan Enterprise Limited.
23.1    Consent of Cutler Law Group (included in opinion listed as Exhibit 5.1)
23.2    Consent  of  Dale,  Matheson,  Carr-Hilton  Chartered  Accountants


Item  28.  Undertakings

The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act (the "Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The  undersigned  registrant  hereby  undertakes  that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Bellingham, Washington, on June 5, 2003.

     ASIA  PROPERTIES,  INC

     By:    /s/ Daniel McKinney
     Name:  Daniel  McKinney
     Title:  Chief  Executive  Officer  and  President


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel McKinney his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                 TITLE                                 DATE

/s/ Daniel McKinney      President, Chief Executive Officer     June 5, 2003
Daniel  McKinney         and Director (principal executive,
                         accounting  and  financial officer)

/s/ Nicolas St. Johnson
Nicholas St. Johnson     Director                               June 5,  2003


/s/ David Roberts
David Roberts            Director                               June 5,  2003